Consent of Ernst & Young LLP, Independent Auditors


     We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 2 to Form S-1 Registration Statement on Form S-3 and related Prospectus of American Country Holdings Inc. for the registration of 4,583,306 shares of its common stock and to the incorporation by reference therein of our report dated March 7, 1997 except to Note 1, as to which the date is May 1, 1997, with respect to the consolidated financial statements and schedules of American Country Insurance Company at December 31, 1996 and 1995, and for each of the three years in the period ending December 31, 1996 included in American Country Holdings Inc. definitive Proxy Statement dated June 27, 1997, filed with the Securities and Exchange Commission.





ERNST & YOUNG LLP


November 4, 1997
Chicago, Illinois